Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-204882) of Bright Mountain Media, Inc. of our report dated December 23, 2021, which includes an explanatory paragraph relating to Bright Mountain Media, Inc.’s ability to continue as a going concern, relating to the consolidated financial statements, which appear in this Form 10-K.

East Brunswick, New Jersey

December 23, 2021